EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 2006 included in the Registration Statement on Form SB-2/A-1 and related Prospectus of ICP Solar Technologies Inc. (formerly FC Financial Services Inc.) for the registration of shares of its common stock.

CHARTERED ACCOUNTANTS
Vancouver, Canada
January 15, 2007